Exhibit 10.11

Q32 BIO INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of Q32 Bio Inc. (the “Company”) is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). This Policy will become effective as of [March 22, 2024] (the “Effective Date”). In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as set forth below:

Cash Retainers

Annual Retainer for Board Membership: $40,000 for general availability and participation in meetings and conference calls of our Board of Directors, to be paid quarterly in arrears, pro-rated based on the number of actual days served by the director during such calendar quarter. No additional compensation will be paid for attending individual meetings of the Board of Directors.

Additional Annual Retainer for Non-Executive Chair:	$33,500
Additional Annual Retainers for Committee Membership:
Audit Committee Chair:	$19,000
Audit Committee member:	$9,500
Compensation Committee Chair:	$12,000
Compensation Committee member:	$6,000
Nominating and Corporate Governance Committee Chair:	$10,000
Nominating and Corporate Governance Committee member:	$5,000
Research and Development Committee Chair:	$10,000
Research and Development Committee member:	$5,000

Chair and committee member retainers are in addition to retainers for members of the Board of Directors. No additional compensation will be paid for attending individual committee meetings of the Board of Directors.

In lieu of receiving cash for her or his Annual Retainer, each non-employee director may elect to receive all (but not a portion) of her or his Annual Retainer in the form of an equity award of a stock option to purchase that number of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) with a grant date fair value (based on the Black-Scholes option-pricing model), determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under ASC 718. Any such election shall be made (i) for any continuing non-employee director, during the month of December that is before the start of the calendar year with respect to any cash compensation for such calendar year and (ii) for any new non-employee director, within 30 days of her or his election to the Board of Directors; provided that, with respect to calendar year 2024, non-employee directors of the Board as of the Effective Date may make any such election within 30 days following the Effective Date for the portion of the Annual Retainer to be earned in 2024 on or following the date of their election. Any election (A) shall be irrevocable with respect to such calendar year and (B) shall automatically apply to the Annual Retainer for each subsequent calendar year unless otherwise revoked prior to the start of such calendar year. Each such stock option shall be granted effective January 15 of the applicable year (or April 1, in the case of 2024) (noting that if any such date is not a trading day, the next trading day shall be the grant date) and shall vest in four equal quarterly installments as of the last date of each calendar quarter subject to the non-employee director’s continued board service through such date (other than the stock options granted in 2024, which shall vest in three equal installments as of the last day of each remaining calendar quarter of 2024).

Equity Retainers

All grants of equity retainer awards to Outside Directors pursuant to this Policy will be automatic and nondiscretionary and will be made in accordance with the following provisions:

Initial Award: Upon his or her initial appointment or election to the Board of Directors, each Outside Director will receive an initial, one-time stock option award (the “Initial Award”) with a Value (as defined below) of $228,000, which shall vest as follows: one-third on the first anniversary of the grant date with the remainder in equal monthly installments over the following two years, provided, however, that all vesting shall cease if the director ceases to have a Service Relationship (as defined in the Company’s 2024 Stock Option and Incentive Plan). The Initial Award shall expire ten years from the date of grant, and shall have a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2024 Stock Option and Incentive Plan) of the Company’s common stock on the date of grant. This Initial Award applies only to Outside Directors who are first elected to the Board of Directors subsequent to the Effective Date.

Annual Award: On each date of each Annual Meeting of Stockholders of the Company following the Effective Date (the “Annual Meeting”), each continuing Outside Director, other than a director receiving an Initial Award, will receive an annual stock option award (the “Annual Award”) with a Value of $114,000, which shall vest in full upon the earlier of (i) the first anniversary of the date of grant or (ii) the date of the next Annual Meeting; provided, however, that all vesting shall cease if the director ceases to have a Service Relationship, unless the Board of Directors determines that the circumstances warrant continuation of vesting. Such Annual Award shall expire ten years from the date of grant, and shall have a per share exercise price equal to the Fair Market Value of the Company’s common stock on the date of grant.

Value: For purposes of this Policy, “Value” means with respect to any stock option award, the grant date fair value of the option (i.e., Black-Scholes Value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under Financial Accounting Standard Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718.

Sale Event Acceleration: All outstanding Initial Awards and Annual Awards held by an Outside Director shall become fully vested and exercisable upon a Sale Event (as defined in the Company’s 2024 Stock Option and Incentive Plan).

Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the Board of Directors or any committee thereof.

Maximum Annual Compensation

The aggregate amount of compensation, including both equity compensation and cash compensation, paid by the Company to any Outside Director in a calendar year for services as an Outside Director period shall not exceed $750,000; provided, however, that such amount shall be $1,000,000 for the calendar year in which the applicable Outside Director is initially elected or appointed to the Board of Directors; (or such other limits as may be set forth in Section 3(b) of the Company’s 2024 Stock Option and Incentive Plan or any similar provision of a successor plan). For this purpose, the “amount” of equity compensation paid in a calendar year shall be determined based on the grant date fair value thereof, as determined in accordance with FASB ASC Topic 718 or its successor provision, but excluding the impact of estimated forfeitures related to service-based vesting conditions.

Adopted March 25, 2024.

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